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                                                                    EXHIBIT 10.1

                             STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT (this "Agreement"), dated as of February 16, 1998, by and between ZURN INDUSTRIES, INC., a Pennsylvania corporation ("Zurn"), and U.S. INDUSTRIES, INC., a Delaware corporation ("USI").

         WHEREAS, concurrently with the execution and delivery of this Agreement, Zurn, USI, USI, Inc., a Delaware corporation and a wholly owned subsidiary of USI, Blue Merger Corp., a Delaware corporation and a wholly owned subsidiary of Superholdco ("B-Sub"), and Zoro Merger Corp., a Delaware corporation and a wholly owned subsidiary of Superholdco ("Z-Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Z-Sub will be merged with Zurn (the "Zurn Merger") and B-Sub will be merged with USI (the USI Merger"); and

         WHEREAS, as a condition to USI's willingness to enter into the Merger Agreement, USI has requested that Zurn agree, and in order to induce USI to enter into the Merger Agreement, Zurn has so agreed, to grant to USI an option with respect to certain shares of common stock, par value $.50 per share, of Zurn (the "Zurn Common Stock") on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. GRANT OF OPTION. Zurn hereby grants to USI an irrevocable option (the "Stock Option") to purchase up to 1,291,559 shares of Zurn Common Stock, or such other number of shares of Zurn Common Stock as equals 10.1% of the issued and outstanding shares of Zurn Common Stock at the time of exercise of the Stock Option, in the manner set forth below, at a price of $44.30 per share (the "Exercise Price"), payable in cash in accordance with Section 5 hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

         2. EXERCISE OF OPTION. The Stock Option may be exercised by USI, in whole or in part, at any time or from time to time prior to its termination pursuant to Section 3 hereof and (a) after the Merger Agreement is terminated pursuant to Section 7.1(d)(iii) or 7.1(e)(iii) thereof or (b) after the date on which Zurn delivers to USI a Transaction Notice (as defined below), each of the events described in clause (a) and (b) being a "Trigger Event". Zurn shall not consummate any transaction if the consummation thereof would result in a fee being payable to USI pursuant to Section 7.3(a)(i) or 7.3(a)(ii) of the Merger Agreement unless Zurn shall have delivered to USI, at least 15 business days prior to such consummation, a written notice specifying the material terms of such transaction and stating Zurn's intention to consummate such transaction (a "Transaction Notice").

         In the event USI wishes to exercise the Stock Option, USI shall deliver to Zurn a written notice (an "Exercise Notice") specifying the total number of shares of Zurn Common Stock it wishes to purchase. Each closing of a purchase of shares of Zurn Common Stock (a "Closing") shall occur at a place, on a date and at a time designated by USI in an Exercise Notice delivered at least two business days prior to the date of the Closing.



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         Notwithstanding the foregoing, the Stock Option may not be exercised if
USI or, in the case of the Merger Agreement, USI, Superholdco or either of the Merger Subsidiaries is (or, at the time of the termination of the Merger Agreement, was) in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

         3. TERMINATION. The Stock Option shall terminate upon the earliest of:
(i) the Effective Time; (ii) the termination of the Merger Agreement (otherwise than pursuant to Section 7.1(c)(i), 7.1(d)(iii), 7.1(e)(iii) or 7.1(e)(iv) thereof); (iii) 120 days following any Trigger Event described in clause (a) of
Section 2 hereof (or if, at the expiration of such 120 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has not expired or been terminated, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than 210 days after the date of the Trigger Event); (iv) the fifteenth business day following the delivery to USI of a Transaction Notice pursuant to the second sentence of
Section 2 hereof; and (v) 365 days following the termination of the Merger Agreement.

         4. CONDITIONS TO CLOSING. The obligation of Zurn to issue shares of Zurn Common Stock to USI hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act applicable to the issuance of shares of Zurn Common Stock hereunder shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal administrative agency or commission or other federal governmental authority or instrumentality, if any, required in connection with the issuance of shares of Zurn Common Stock hereunder shall have been obtained or made, as the case may be; (ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (iii) except as may be waived in writing by Zurn, such shares shall have been approved for listing on the NYSE upon official notice of issuance.

         5. CLOSING. At any Closing, (a) Zurn will deliver to USI a single certificate in definitive form representing the number of shares of Zurn Common Stock designated by USI in its Exercise Notice, such certificate to be registered in the name of USI, or such affiliate of USI as USI shall designate in the Exercise Notice, and shall bear the legend set forth in Section 11, and
(b) USI will deliver to Zurn the aggregate Exercise Price for the shares of Zurn Common Stock so designated and being purchased at such Closing by wire transfer of immediately available funds.

         6. REPRESENTATIONS AND WARRANTIES OF ZURN. Zurn represents and warrants to USI that (a) Zurn is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) assuming the accuracy of the representation and warranty set forth in Section 4.14 of the Merger Agreement, the execution and delivery of this Agreement by Zurn and the consummation by Zurn of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Zurn and no other corporate proceedings on the part of Zurn are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Zurn and constitutes a valid and binding obligation of Zurn, and, assuming this Agreement constitutes a valid and binding obligation of USI, is enforceable against Zurn in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) Zurn has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Stock Option, and at all times from the date hereof through the expiration of the Stock Option will have so reserved, 1,291,559 unissued shares of Zurn Common Stock (or such other number of shares of Zurn Common Stock as may be required to permit the issuance of 10.1% of the issued and




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outstanding shares of Zurn Common Stock at the time of exercise of the Stock
Option), all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable,
(e) upon delivery of such shares of Zurn Common Stock to USI upon exercise of the Stock Option, USI will acquire valid title to all of such shares, free and clear of any and all Liens, (f) the execution and delivery of this Agreement by Zurn does not, and the performance of this Agreement by Zurn will not, (1) violate the certificate of incorporation or by-laws of Zurn, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Zurn or by which it or any of its assets or properties is bound or affected, or (3) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the property or assets of Zurn pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Zurn or any of its subsidiaries is a party or by which Zurn or any of its assets or properties is bound or affected (except, in the case of clauses (2) or (3) above, for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Zurn), and (g) the execution and delivery of this Agreement by Zurn does not, and the performance of this Agreement by Zurn will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for pre-merger notification requirements of the HSR Act. As soon as practicable following the date hereof, Zurn will file a supplemental listing application with the NYSE relating to the shares of Zurn Common Stock issuable upon exercise of the Option and will use its reasonable best efforts to have such shares authorized for listing on the NYSE, subject to official notice of issuance.

         7. REPRESENTATIONS AND WARRANTIES OF USI. USI represents and warrants to Zurn that (a) USI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by USI and the consummation by USI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of USI and no other corporate proceedings on the part of USI are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by USI and constitutes a valid and binding obligation of USI, and, assuming this Agreement constitutes a valid and binding obligation of Zurn, is enforceable against USI in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, (d) the execution and delivery of this Agreement by USI does not, and the performance of this Agreement by USI will not (1) violate the certificate of incorporation or by-laws of USI, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to USI or by which it or any of its properties or assets is bound or affected or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of USI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which USI is a party or by which USI or any of its properties or assets is bound or affected (except, in the case of clauses (2) and (3) above, for violations, breaches, or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on USI), (e) the execution and delivery of this Agreement by USI does not, and the performance of this Agreement by USI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for pre-merger notification requirements of the HSR Act and
(f) any shares of Zurn Common Stock acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by USI for its own account and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws.

         8. CERTAIN REPURCHASES. (a) USI Put. At the request of USI at any time during which the Stock Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Zurn (or


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any successor entity thereof) shall repurchase from USI the Stock Option, or any portion thereof, for a price equal to the amount by which the "Market/Tender Offer Price" for shares of Zurn Common Stock as of the date USI gives notice of its intent to exercise its rights under this Section 8 (defined as the higher of (A) the highest price per share of Zurn Common Stock paid as of such date pursuant to any tender or exchange offer or other Acquisition Proposal or (B) the average of the closing sale prices of shares of Zurn Common Stock on the NYSE for the ten trading days immediately preceding such date) exceeds the Exercise Price, multiplied by the number of shares of Zurn Common Stock purchasable pursuant to the Stock Option (or portion thereof with respect to which USI is exercising its rights under this Section 8)).

            (b) Payment and Redelivery of Stock Option or Shares. In the event USI exercises its rights under this Section 8, Zurn shall, within 10 business days thereafter, pay the required amount to USI in immediately available funds and USI shall surrender to Zurn the Stock Option, and USI shall warrant that it owns the Stock Option free and clear of all Liens.

         9. REGISTRATION RIGHTS. In the event that USI shall desire to sell any of the shares of Zurn Common Stock purchased pursuant to the Stock Option ("Restricted Shares") within 3 years after a Trigger Event and such sale requires, in the opinion of counsel to USI (which opinion shall be reasonably satisfactory to Zurn and its counsel), registration of such shares under the Securities Act, USI may, by written notice (the "Registration Notice") to Zurn (the "Registrant"), request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by USI (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which USI and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any group) and its affiliates from purchasing through such offering Restricted Shares representing more than 2% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by USI and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to Zurn (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price to be specified in such Registration Notice (the "Fair Market Value"). The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to USI within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such Registrable Securities. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant and its designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

            If the Registrant does not elect to exercise its option pursuant to this Section 9 with respect to all Registrable Securities designated in the Registration Notice, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) USI shall not be entitled to more than an aggregate of two effective registration statements hereunder and
(ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clause (B) below or 120 days in the case of clauses (A) and (C) below) when
(A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the judgment of the Board of Directors of the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant




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determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement with respect thereto, the provisions of this Section 9 shall again be applicable to any proposed registration; provided, however, that USI shall not be entitled to request more than two registrations pursuant to this Section 9 in any 12 month period. The Registrant shall use its best efforts to cause all Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or blue-sky laws of such jurisdictions as USI may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

             The registration rights set forth in this Section 9 are subject to the condition that USI shall provide the Registrant with such information with respect to USI's Registrable Securities, the plans for the distribution thereof, and such other information with respect to USI as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

             A registration effected under this Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to USI, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.


         10. PROFIT LIMITATION. (a) Notwithstanding any other provision of this Agreement, in no event shall USI's Total Profit (as hereinafter defined) exceed $5 million and, if it otherwise would exceed such amount USI, at its sole election, shall either (i) deliver to Zurn for cancellation Restricted Shares previously purchased by USI, (ii) pay cash or other consideration to Zurn or
(iii) undertake any combination thereof, so that USI's Total Profit shall not exceed $5 million after taking into account the foregoing actions.

             (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Restricted Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than $5 million, and, if exercise of the Stock Option otherwise would exceed such amount, USI, at its discretion, may increase the Exercise Price for that number of Restricted Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $5 million; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in
Section 1 hereof.

             (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by USI pursuant to Zurn's repurchase of the Stock Option pursuant to Section 8 hereof, and (ii) (x) the net cash amounts received by USI pursuant to the sale of Restricted Shares (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less (y) USI's purchase price for such Restricted Shares.

             (d) As used herein, the term "Notional Total Profit" with respect to any number of Restricted Shares as to which USI may propose to exercise this Stock Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that this Stock Option


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were exercised on such date for such number of Restricted Shares and assuming that such Restricted Shares, together with all other Restricted Shares held by USI and its affiliates as of such date, were sold for cash at the closing market price for Zurn Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         11. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Zurn Common Stock by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, shall be adjusted appropriately.

         12. RESTRICTIVE LEGENDS. Each certificate representing shares of Zurn Common Stock issued to USI hereunder shall initially be endorsed with a legend in substantially the following form:

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED FEBRUARY 16, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

         13. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Except as expressly provided in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement. In no event will any transferee of any Restricted Shares be entitled to the rights of USI hereunder. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in
Section 12.

         14. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

         15. ENTIRE AGREEMENT. This Agreement and the Merger Agreement (together with the other documents and instruments referred to in the Merger Agreement, and the exhibits and disclosure schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

         16. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.



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         17. NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         18. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied (answerback received) or, if mailed, five business days after the date of mailing, to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

             (a)      if to USI, to:

                              U.S. Industries, Inc.
                              101 Wood Avenue South
                              Iselin, NJ  08830
                              Attention: George H. MacLean, Esq.
                              Facsimile: (732) 767-2208

                              with a copy (which shall
                              not constitute notice) to:

                              Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                              New York, New York  10153
                              Attention: Ellen J. Odoner, Esq.
                              Facsimile: (212) 310-8007

             (b)  if to Zurn, to:

                              Zurn Industries, Inc.
                              14801 Quorum Drive
                              Addison, TX  75240
                              Attention: George Hanthorn, Esq.
                              Facsimile: (972) 560-2256

                              with a copy (which shall
                              not constitute notice) to:

                              Jones, Day Reavis & Pogue
                              2300 Trammell Crow Center
                              2001 Ross Avenue
                              Dallas, TX 75201-2958
                              Attention:  Mark E. Betzen, Esq.
                              Facsimile:  (214) 969-5100



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         19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

         20. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         21. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

         22. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         23. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                 ZURN INDUSTRIES, INC.


                                 By:  /s/ Robert R. Womack
                                    ----------------------------------------
                                 Name:  Robert R. Womack
                                 Title: Chairman and Chief Executive Officer


                                 U.S. INDUSTRIES, INC.


                                 By:  /s/ David H. Clarke
                                    ----------------------------------------
                                 Name:  David H. Clarke
                                 Title:   Chairman and Chief Executive Officer




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